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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 3, 2020

LEGACY ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38296	81-3674868
(State or jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1308 Race Street, Suite 200

Cincinnati OH 45202

(Address of principal executive offices, including zip code)

(513) 618-7161

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock and one Warrant to purchase one-half of one share of Class A common stock	LGC.U	New York Stock Exchange
Class A common stock, par value $0.0001 per share	LGC	New York Stock Exchange
Warrants, exercisable for one-half of one share of Class A common stock for $5.75 per half share, or $11.50 per whole share	LGC.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging Growth Company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01 Regulation FD Disclosure

On November 3, 2020, Legacy Acquisition Corp., a Delaware corporation (“Legacy” or the “Company”) participated in the Gabelli 44th Annual Automotive Aftermarket Symposium (the “Symposium”) in connection with the previously announced business combination (the “Business Combination”) of Legacy with Onyx Enterprises Int’l, Corp., a New Jersey Corporation (“Onyx”) pursuant to the Business Combination Agreement (the “Business Combination Agreement”), dated September 18, 2020, by and among Legacy, Excel Merger Sub I, Inc., Excel Merger Sub II, LLC, Onyx and Shareholder Representative Services LLC.

Furnished as Exhibit 99.1 hereto is a transcript of the presentation given at the Symposium. A replay of the presentation was first made available on November 5, 2020.

The information in this Item 7.01 and incorporated by reference hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such filing.

About Legacy Acquisition Corp.

Legacy raised $300 million in November 2017 and its securities are listed on the New York Stock Exchange (“NYSE”). At the time of its listing, Legacy was the only Special Purpose Acquisition Company on the NYSE led predominantly by African American managers and sponsor investors. Legacy was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more target businesses. Legacy is sponsored by a team of proven leaders primarily comprised of former Procter & Gamble executives and is supported by a founder/shareholder group of proven operationally based value builders. These executives have extensive experience in building brands and transforming businesses for accelerated growth. Legacy’s founders and management expectation is that Legacy will serve as a role model for African Americans and other under-represented business leaders to achieve success not just in the executive ranks of large Corporations, but also as entrepreneurs in the productive use of capital through mergers and acquisitions on Wall Street. For more information please visit www.LegacyAcquisition.com.

Forward-Looking Statements

This Current Report on Form 8-K contains certain forward-looking statements. Legacy’s and Onyx’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “propose,” “plan,” “contemplate,” “may,” “will,” “might,” “shall,” “would,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” “positioned,” “goal,” “conditional,” “opportunities” and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside Legacy’s and Onyx’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement, (2) the outcome of any legal proceedings that may be instituted against Legacy and other transaction parties following the announcement of the Business Combination Agreement and the transactions contemplated therein; (3) the inability to complete the proposed Business Combination, including due to the inability to satisfy conditions to closing in the Business Combination Agreement; (4) the occurrence of any event, change or other circumstance that could otherwise cause the Business Combination to fail to close; (5) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the proposed Business Combination; (6) the inability to obtain or maintain the listing of the post-acquisition company’s Class A common stock on the NYSE (or such other nationally recognized stock exchange on which shares of the post-acquisition company’s Class A common stock are then listed) following the proposed Business Combination; (7) the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the proposed Business Combination; (8) the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the combined company to operate cohesively as a standalone group, grow and manage growth profitably and retain its key employees; (9) costs related to the proposed Business Combination; (10) changes in applicable laws or regulations; (11) the possibility that Onyx or the combined company may be adversely affected by other economic, business, and/or competitive factors; (12) the aggregate number of Legacy shares tendered in the tender offer by the holders of Legacy’s Class A common stock in connection with the proposed Business Combination; (13) disruptions in the economy or business operations of Onyx or its suppliers due to the impact of COVID-19; (14) the outcome of pending legal proceedings with certain Onyx stockholders; (15) potential adjustments to the unaudited non-GAAP interim financial results of Onyx; and (16) other risks and uncertainties indicated from time to time in the information statement relating to the proposed Business Combination, including those under “Risk Factors” therein, and in Legacy’s other filings with the Securities and Exchange Commission (the “SEC”), including the Definitive Information Statement on Schedule 14C and the Schedule TO that were filed with the SEC in connection with the Business Combination. Legacy cautions that the foregoing list of factors is not exclusive. Legacy cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Legacy does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Important Information about the Proxy Statements

In connection with the proposed amendments (the “Warrant Amendments”) to the Warrant Agreement between Legacy and Continental Stock Transfer & Trust Company, dated as of November 16, 2017, Legacy filed a definitive consent solicitation statement with the SEC on November 4, 2020 (the “Warrant Consent Solicitation”). Additionally, in connection with another extension of the deadline by which Legacy must complete the Business Combination (the “Deadline Extension”), Legacy filed a definitive proxy statement with the SEC on November 4, 2020 (the “Extension Proxy”). Legacy’s security holders and other interested persons are advised to read the Warrant Consent Solicitation and the Extension Proxy and any respective amendments thereto and other relevant materials to be filed in connection with the Warrant Amendments and Deadline Extension, respectively, with the SEC, including documents incorporated by reference therein, as these materials contain and will contain important information about the Warrant Amendments and the Deadline Extension, as applicable. The Warrant Consent Solicitation and other relevant materials for the Warrant Amendments were mailed to warrant holders of Legacy as of September 30, 2020. The Extension Proxy and other relevant materials for the Deadline Extension were mailed to stockholders of Legacy as of October 19, 2020. Warrant holders and stockholders are also able to obtain copies of the Warrant Consent Solicitation and the Extension Proxy, as well as other documents filed with the SEC incorporated by reference therein, without charge, at the SEC’s website at www.sec.gov, or by directing a request to: Legacy Acquisition Corp., 1308 Race Street, Suite 200, Cincinnati, Ohio 45202, Attention: Secretary, (513) 618-7161.

2

Participants in the Solicitation

Legacy and its directors and executive officers may be deemed participants in the solicitation of consents from Legacy’s warrant holders with respect to the Warrant Amendments and in the solicitation of consents from Legacy’s stockholders with respect to the Deadline Extension. A list of the names of those directors and executive officers and a description of their interests in Legacy is contained in the Warrant Consent Solicitation and the Extension Proxy, and in Legacy’s annual report on Form 10-K for the fiscal year ended December 31, 2019, which were filed with the SEC and are available free of charge at the SEC’s web site at www.sec.gov, or by directing a request to: Legacy Acquisition Corp., 1308 Race Street, Suite 200, Cincinnati, Ohio 45202, Attention: Secretary, (513) 618-7161.

No Offer or Solicitation

This Current Report on Form 8-K shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed Business Combination. This Current Report on Form 8-K shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act, or in accordance with an exemption from registration therefrom.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Transcript of Legacy’s Presentation at the Gabelli 44th Annual Automotive Aftermarket Symposium
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGACY ACQUISITION CORP.

November 5, 2020	By:	/s/ William C. Finn
	Name:	William C. Finn
	Title:	Chief Financial Officer

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Exhibit 99.1

Company Name: Legacy Acquisition Corp. + Onyx (dba CARiD.com)

Event: Gabelli 44th Annual Automotive Aftermarket Symposium

Date: November 3, 2020

[Please note that this transcript has been lightly edited for clarity.]

<<Antonino Ciappina, Chief Executive Officer*>>

[Call Starts Abruptly] here from CARiD; and I’ve got my – our Chief Financial Officer, Kailas Agrawal on the line. Should I share my screen?

<<Carolina Jolly, Analyst, G. Research, LLC>>

Yes, sure. And then why don’t I introduce you guys just for everyone out there. So CARiD.com is a leading digital e-commerce platform for the automotive aftermarket. They’ll review this, but upon the closing of their transaction, Legacy will change its name to, I believe, PARTS iD, Inc. and it’s expected to remain listed on the New York Stock Exchange. We’re very excited to have it as part of the aftermarket conference because we very much talk about e-commerce opportunity in aftermarket distribution. And that’s what these guys are doing.

Just to re-introduce you, Chief Executive Officer* today, Antonino Ciappina, and CFO is here as well. Thank you guys for joining us.

<<Antonino Ciappina, Chief Executive Officer>>

Thank you, Carolina. Happy to be here. I know we have a short window of time to present. So let me start by giving an overview of CARiD, which to your point will once combined with Legacy will become PARTS iD, Inc. So we at CARiD, we operate a digital commerce business. What make us unique are a few things. First, we have a superior platform, which we help consumers who get to CARiD.com find the right product very easily using our proprietary and custom built technology combined with our own dataset. Evidence of that is our very low return rates of approximately 5% compared to industry averages, which are north of 20%. We also have a very capital efficient model, which allows us to kind of keep cash on the balance sheet and invest in additional software development and other parts of our business.

I’m going to keep moving very quickly. We look at the business, we see at least in the market a lot of opportunity to continue growing. We operate in a very niche part of the business historically, which is specialty equipment. But we are branching out and expanding into the broader part of the industry, which is collision repair parts and more. On the right hand side, overall, the e-commerce part of the car parts and accessories industry is growing. This year it will grow approximately 30% over 2019. And the next three years, the CAGR is estimated about 11%, so plenty of room for us to kind of benefit.

As I mentioned on the previous slide, the $46 billion we currently operate in today is primarily specialty equipment, which includes wheels and tires, accessories and other performance products. We see an opportunity to kind of really win the automotive space by expanding into these other categories in the business, which we are uniquely positioned to do, given our technology and our data that we see an opportunity in some additional verticals, such as motorcycle, boating, and more, which we can touch on coming up.

*	Antonino Ciappina is currently serving as the Interim General Manager of Onyx Enterprises Int’l, Corp., and is expected to serve as Chief Executive Officer of PARTS iD, Inc.

To really appreciate the technology and the data that we’ve compiled over the better part of a decade, one really has to understand the complexity in the auto parts and accessories industry, which is something called fitment. So fitment is the complexity of trying to match car parts and accessories to an individual’s year make model. This complexity creates, again, unique shopping friction in our industry, because the consumer is constantly asking themselves, will this accessory or will this part fit my car? How do I know it’ll fit my car? I don’t want to return it. So this is really what we set out to solve as an organization by building our own e-commerce technology platform, which is purpose built for this complex multi-dimensional fitment industry, combined with the data set that we have, which we believe today is the most comprehensive parts and accessories data set in the entire automotive parts industry today. And as you can imagine, that gives us quite a bit of leverage and creates opportunities for us to win.

Comparing our platform to a more traditional e-commerce platform. There are a number of differentiators, first and foremost is the ability for us to even house a catalog of our size. So today we have 17 million-plus SKUs on the platform today, you compare that to many other of our competitors who are omni-channel retailers are pure online. It is significantly larger, which we’ll show you in one of the coming slides. The sheer ability for the platform to accommodate that many SKUs is alone impressive. Most platforms cannot do that. We also have the ability to add products and new categories very quickly.

Over the last five years, we’ve more than tripled the SKU count on our platform. Again, someone operating with a more traditional platform like Shopify, Magento, or otherwise simply would not be able to kind of accomplish that in that speed. We also have a unique fulfillment model. So today we operate – we’ve partnered with 800 plus distribution centers and other suppliers in the industry. This gives us access to a very wide selection, which I’ve already underscored. It also gives us the ability to partner with 2,500 plus shipping locations to get goods to consumers very quickly. These are some of the impressive KPIs, which I already touched on the return rate. This is more for the audience for later for them to review. I will come back and touch on the repeat customer revenue rate a little later.

Here on Slide 19, you can see a side-by-side comparison of CARiD and our – the competitor we are most often compared to which is CarParts.com. Other than, we both sell automotive parts and accessories, the comparisons or the similarities really end there. We are a technology and data company first, rather than, traditional e-commerce retailer. Our business model is very different. We don’t want to change our business model. We love the capital efficient inventory free model we operate today.

As you can see here on the gross margin rate CarParts.com reported a gross margin rate of approximately 34% at the end of the first half, while that appears to be higher than the gross margin rate we reported at the end of the first half. What’s not factored in there is approximately 9% of fulfillment cost. So distribution center costs, inventory costs and other related expenses, and you factor that in the gross margin rate is significantly more comparable. And our business model, again, allows us to expand into other new categories and new brands and enter new verticals much quicker.

Also unique to us is less than 10% of our sales come from third-party marketplaces such as eBay or Amazon, CarParts.com relies on over one-third of their sales from these other marketplaces. This is just an advantage we see for us in terms of driving higher average order value, which again, you can see here on the slide $250 compared to less than $100 for CarParts.com. And you can also see the SKU count comparison. We’ve got 17 million-plus users on the platform and growing compared to less than 1 million SKUs on CarParts.com. So this again goes back to the benefit of the business model we have, because we don’t own our own distribution centers and we don’t own our inventory. We don’t have a significant amount of capital tied up in these fulfillment costs and distribution centers. So we can expand very quickly.

For CarParts.com to try and expand into as many product lines and categories as we’ve been able to would just be quite frankly impossible to do because of the risk involved and the amount of capital involved. Again, we believe our business model wins long-term, and you can see on the bottom, right, we are just experiencing much stronger EBITDA growth 356% compared to 190% for CarParts.com.

Let me keep moving here. Here on Slide 20, I’ve talked a little bit about this, but our competitive advantage really is in our custom build technology platform, which we’ve invested significantly in over the last decade. We have our own comprehensive dataset nearing with nearly 14 billion data points. And many of these core competencies in-house are all incredible nuanced and these teams have been supporting our business for several years, which gives us an advantage. Everything from data cataloging, content development to digital and design UX, all important functions, which are done in-house or managed through in-house teams today.

Here’s a high-level overview of our capital efficient business model. Again, we’ve partnered with 800 vendors who operate 2,500 shipping locations. We sell directly to consumers. We collect payment instantaneously via credit card. This gives us very attractive cash payable terms. It gives us the ability to continue funding initiatives and current assets with working cash.

I’m going to jump over this in the interest of time. Here on Slide 23 is the management team. You have myself, our Chief Financial Officer, Kailas Agrawal who’s on the line. Our Chief Operating Officer, Ajay Roy, and our VP of Vendor Relations, Mark Atwater, all of us bring a unique mix of experience to the business. Kailas has deep experience in finance, as well as international operations, Ajay Roy, very deep experience in all aspects of operations and Mark Atwater, he is a 40 year veteran of the automotive parts industry. So he brings unique experience and value to the business in terms of relationships, especially when we start thinking about international expansion, such as Canada, which I’ll speak about momentarily.

From a physical footprint perspective, we are based in Central New Jersey. We also have operations and offices in Ukraine, specifically we’ve got technology and web development there. We have a contact center there, as well as back office operations. We operate call centers with a third-party in Costa Rica and the Philippines, each of which operates over 100 resources. The red dots here on the map just indicate the international markets. We are strategically planning against starting with Canada, last but not least on this illustration here are the two blue squares in California and Florida. These just represent the two locations where we offer a wheel and tire assembly services. This gives consumers the option to purchase tires and wheels online. We ship them to one of these two facilities to assemble, and then we ship the finished goods to the consumer to mount onto their vehicle.

As we think about executing our near and long-term growth strategy, we’ve narrowed it down to four key areas to really unlock value. First of which is starting with product cultivation. So again, our strategy of onboarding new brands, we will continue to do that. We also know there’s an opportunity for us to continue developing existing ones. Some of these brands have only been on the platform for a short time. We know these can be A movers or B movers with the right attention. Private label, these are some of the private label businesses we’ve developed over the last several years. This is a small part of our business today, we do want to gradually grow it, and strategically grow it, I should say as well. And then of course are the seven other verticals we launched into over the last 24 months, which include MOTORCYCLEiD, BOATiD, and others. These are small today, but showing significant year-over-year growth. And we see this as an opportunity to continue cultivating.

From a pricing perspective, our pricing optimization opportunity, we know we have a larger assortment. Historically, we’ve taken a very simplistic cost plus pricing policy. We’ve been running tests this year to determine what happens when we modify pricing to get them more in line with the marketplace. The initial tests we’ve run have been very encouraging. There has been a significant lift in sales and volume on those SKUs we’ve tested. So we guess, this is just another strategy we want to continue to accelerate and get going this year and into the future.

We see Canada as the first international marketplace for us to expand into. We are having a number of strategic conversations with our domestic partners who have operations in Canada right now. We see this as the testing ground for really – to help us really establish our international expansion playbook followed by other countries, such as India and possibly China in the far future.

Marketing is a very big opportunity for us. Historically as an organization, we have focused on search engine marketing and search engine optimization, which has been very effective for us as a business. Most recently, we started expanding into social media advertising, television advertising, email marketing. We are in the process of putting – planning out a loyalty program, which would stretch not only on CARiD.com, but across all eight of our stores. We feel that this strategy, once we deploy it combined with all the other initiatives can help us increase customer lifetime value across the board.

Before I transition quickly to our Chief Financial Officer, I want to just run through a few numbers. So net revenue, you can see here in 2020, we have projected to be about $401 million, next year of $465 million, and in 2022 $535 million, so a four year CAGR of approximately 23%. Other initiatives, which I have not yet touched on is an installation partnership we launched earlier this year. We partnered with a partner who operates close to 9,000 tire installation locations across the U.S. As part of the beta, we are operating, we have partnered with 800 of those locations. We will begin activating the remaining locations in 2021. And we see tires as a big opportunity for us, especially when we combine it with online to offline services, such as this installation partnership.

So with that said, let me quickly transition it to our Chief Financial Officer, Kailas Agrawal. And then we can open it up to questions right after. Kailas, go ahead. You’re on mute.

<<Kailas Agrawal, Chief Financial Officer>>

Hello, everyone. On this slide, we are explaining the trained gross profit and EBITDA. As you see, in 2020, we are at 21.5%. We are expecting 1% improvement in the gross margin, basically from renegotiating with the vendors based on the volumes, as well as the pricing optimization, what we are doing. And the next attempt is on the shipping cost optimization. Shipping costs optimization we are doing in two way, one, we are opening up the additional distribution points from our windows, which will reduce the distance between the consumer and the goods ship, which will bring down the cost, as well as renegotiating the delivery costs with our carriers. This 1% improvement in the gross margin will stay positive to EBITDA, which will raise 3.4% to 4.4% and the remaining 1% will come from the operation of our scale where our fixed costs will not grow in a similar issues.

Next slide, please. Here we are giving a quarterly breakup of the revenues. So for quarter four, our target is $93 million as compared to the $70 million, 33% of our growth for the previous year. Next slide. Here is a beauty of our capital efficient model. As you see, we are having a $450 million of the revenue run rate. And on that revenue run rate, my accounts receivable are only $2 million amount due from the merchant service provider. And further, you see the inventory up only $5.4 million supporting or revenue of $450 million. Out of this $5.4 million, $4.8 million is the inventory in transit, which has directly been shipped by the vendors to the consumer. The physical inventory is less than $1 million, which represent most of our private label.

This chart, working capital you can see, there’s a current liability of a $74 million. There are two big components here, the A/P which we have the – we enjoy the term of upright from two weeks to eight weeks from our vendors. And second is the customer deposits of $20 million where we already received the orders – received the money, but goods are yet to be delivered or yet to be shipped from our vendors. This $20 million includes the profit of $5 million, which can be booked as in when the goods are delivered to the customer. This negative working capital and the growth in the post OpEx contributed $35 million of the cash from the operations. This took over $13 million cash to $45 million. Next slide?

<<Antonino Ciappina, Chief Executive Officer>>

Yes, thank you, Kailas. That brings us to the end, Carolina. So we certainly want to open it up to any questions. We also want to encourage the audience to visit CARiD.com. I believe, experiencing it for yourself really helps you understand the difference in the experience we’ve built for the car parts and accessories business.

<<Carolina Jolly, Analyst, G. Research, LLC>>

Great. Perfect. And I know we do that at Gabelli every year. We go online and order some parts from everyone just to see how it is. So we’re going to definitely add you to the list. But I do have a couple of questions from the audience. But first one, I think you touched upon this. In the beginning of your presentation, just the main aspects of your business model that kind of help differentiate you from the remainder of the automotive aftermarket.

<<Antonino Ciappina, Chief Executive Officer>>

Yes. What really makes us unique and different is our ability to help consumers quickly and with limited or no friction find the exact part or accessory they’re looking for. And that is not an easy thing to accomplish. And we’ve done that with proprietary build technology, proprietary data, and a unique business model, which allows us to offer a very wide selection of goods to the consumer under one roof.

<<Carolina Jolly, Analyst, G. Research, LLC>>

Great. And I think so to expand on upon that data comment, the aftermarket has been relatively resilient to really going online or to the trend towards e-commerce at this point. Can you explain why now we are seeing the growth through your numbers? But can you just explain why now is – is the time for that opportunity?

<<Antonino Ciappina, Chief Executive Officer>>

Yeah, it’s a couple of things. For one, digital adoption or online adoption has been increasing. I would argue at an increasing rate. As consumers are coming online, we’ve been prepared for this moment, this influx, especially given COVID in the second quarter of this year. We’ve been prepared with our unique technology and platform to really capitalize on it. The other thing which I actually forgot to come back to in my remarks were, repeat customer revenue rate on our business. So in 2019, 20% of the consumers were repeat customers. Those 20% represented over one-third of revenue for our business. And that I think speaks a lot to the experience we built. And we know that as this influx, that we experienced this – in the second quarter of this year, as we acquired that business, we know that as consumers experience the difference in our platform, that over one-third of our revenue in any given year, we should expect to see about from returning customers.

<<Carolina Jolly, Analyst, G. Research, LLC>>

Great. And then also a question from the audience I’m reading directly. What is the margin profile of the new categories such as RV and boats?

<<Antonino Ciappina, Chief Executive Officer>>

Kailas, do you want to take a crack at that?

<<Kailas Agrawal, Chief Financial Officer>>

Sure. On the new verticals, certainly our margin profile is much lower than the average margin profile on the auto business. But the point is the new verticals; we are just entered into the market. We don’t have the pool assortment of the products on those verticals; we are still developing those verticals. In car parts, we can claim that we have almost the 95% of the required parts. But for the new verticals, that ratio is very, very low and we are working to populate those stores. So as of when we populate those stores and we also had the more vendors, then our volumes grows up. We’ll be able to better negotiate the margins at that point of time. So today, we are taking that is a new development and that’s where purposefully those margins are lower.

<<Carolina Jolly, Analyst, G. Research, LLC>>

Great. And a question also from the audience, very specific to the company, but when your symbol changes and the name changes, what do you own as a percentage of the company and what’s the ownership of the company?

<<Antonino Ciappina, Chief Executive Officer>>

Rick White is on the line. I think Rick, you want to take this one? You’re unmute, Rick.

<<Richard D. White, Director-Legacy>>

Thank you. So in the acquisition with Legacy, ownership percentages will depend upon redemptions. The existing shareholders of Onyx/CARiD should own close to two-thirds of the company going forward. The public would own the rest with Legacy owning a small bit. I hope that answers your question.

<<Carolina Jolly, Analyst, G. Research, LLC>>

Yes, perfect. And then back to the industry, questions I had, delivery speeds, immediacy of need is a big part of the aftermarket conversation. Can you talk about your shipping times, where you are now and where you expect to get to?

<<Antonino Ciappina, Chief Executive Officer>>

Yes, so great question, Carolina. Let me clarify one thing is, so as a business today, we operate primarily in the aftermarket parts and accessories business. So that is comprised mostly of wheels and tires, interior and exterior accessories and performance products. These are really what we call the want rather than the need. And in these particular categories, we cover 95% of the skews on the marketplace, which Kailas mentioned earlier. The reason I paint that context first is, in these verticals, in these product lines where we focus on first getting the good next day or within 48 hours is not critical. The consumer is not waiting around because their vehicle needs an engine part and they can’t drive it. These consumers that we service today really are in the want business accessories. They can wait three, four or five days to get it. Right now, our business model allows us to get approximately 80% of goods – 80% of orders to consumers within three to five days.

<<Carolina Jolly, Analyst, G. Research, LLC>>

Perfect. And it does sound like from your presentation, that a lot of it seems to be direct shipping from the supplier, please correct me if I’m wrong. But if so, at that point, have there been conversations around the supplier going direct through you versus their traditional customer, the distributors, which could potentially, I think create some friction in the market where between those two?

<<Antonino Ciappina, Chief Executive Officer>>

We haven’t come across any friction yet. We bring these partners of ours’ new business, right? We offer an ability for them to sell on a platform with a very unique experience, not completely based on price, whereas some of the other marketplaces like eBay and Amazon just come down to price – you’ve got the lowest price, we’ve taken an approach with our business, where the vendors we work with enjoy selling to us and selling on our platform because it is a unique experience. We give the consumers a lot of information to educate themselves. It is as much about transaction as it is about discovery and experience. So we haven’t run into any challenges with our vendor community here.

<<Carolina Jolly, Analyst, G. Research, LLC>>

Okay. And then since you mentioned prices in e-commerce, can you just talk about, how your prices compare to the traditional brick-and-mortar retailers and to other online – the other pure online player?

<<Antonino Ciappina, Chief Executive Officer>>

Sure. It is on a product-by-product or category-by-category basis. There are categories of goods where we are very cost efficient. And then there are others where we have some room to improve. We recognized that as a business earlier this year, late last year. And as I mentioned in the presentation, we have in our entire initiative around pricing optimization and shipping optimization. In addition, because we work with so many different suppliers and distribution centers, the technology and the platform will actually optimize to the most cost effective, well to gross margin for us, it’ll optimize as well as proximity to consumer. So an order comes into the platform, the data runs and says, we can fill this order from five different locations, five different suppliers, based on the consumer’s proximity and the margin profile from this particular vendor, we’re going to fill it from here. So your price is definitely an important part of our business and we’re utilizing as another data attribute today.

<<Carolina Jolly, Analyst, G. Research, LLC>>

Great. And I did miss call the question from previous. I know you gave us the Legacy’s ownership, but could you also give us management’s ownership of the company, one during – after the transition?

<<Richard D. White, Director-Legacy>>

Sure. So the management of the company are not currently shareholders of the company and they will be part of plans including about 15% restricted stock and employee stock purchase programs. Some of which will be granted by the new Board of Directors of the company and its compensation committee post-close. But it’s anticipated that approximately 15% will be in the hands of management gradually over five years.

<< Brian Sponheimer, Analyst, G. Research, LLC>>

Rick, I’m sorry, this is Brian Sponheimer. If there’s $38.7 million performance shares of this company at some point in the very near future. They’ll own 5 million shares or so of that, is that…

<<Richard D. White, Director-Legacy>>

No, no, that’s not true.

<< Brian Sponheimer, Analyst, G. Research, LLC>>

It’s $38.7 million plus 5 down the road.

<<Richard D. White, Director-Legacy>>

Whatever it may be, that 15% is over five years. The grants are not happening on day one, Brian. It’s a standard program. I think standard is the wrong word, but it’s a program very similar to many other new companies when they go public when management is going to be granted options and RSUs and performance-based, a lot of it will be performance-based, a lot of it will be time-based. But it will be up to the new Board to figure that out. And make sure the right incentives are there to retain and recruit the right people.

<< Brian Sponheimer, Analyst, G. Research, LLC>>

Okay. I’ll follow-up offline in the respect of – out of respect of time.

<<Richard D. White, Director-Legacy>>

Sure, Brian. Thanks.

<<Carolina Jolly, Analyst, G. Research, LLC>>

We have run up against the clock Nino and Kailas. Thanks so much for presenting. And we hope you get to those that 15% the performance seems great so far. So that’s – it’s just an opportunity for, I guess, investors and you guys as well. So once again, thank you so much for presenting today.

<<Antonino Ciappina, Chief Executive Officer>>

Thanks, Carolina. Thank you everyone.

<<Kailas Agrawal, Chief Financial Officer>>

Thanks, Carolina. Thanks everyone.